Exhibit (a)(5)(F)

Press release

Not for release, publication or distribution, directly or indirectly, in or into the United States of America, Australia, Canada or Japan

Linde AG successfully concludes capital increase

Munich, 10 July 2012 – Linde AG has today successfully concluded its intended capital increase with exclusion of the subscription rights of the shareholders by issuing 12,844,037 new bearer shares via an accelerated bookbuilding process. The placement price was EUR 109.00 per share. The share capital of the company has increased by EUR 32,880,734.72 from EUR 440,720,663.04 to EUR 473,601,397.76. The total number of Linde AG shares issued has risen from 172,156,509 to 185,000,546. The new shares will be entitled to the dividend for the full 2012 financial year. This capital measure has generated proceeds of around EUR 1.4 bn.

The capital increase is one element of the funding of the intended acquisition of Lincare Holdings Inc. by Linde AG. The total consideration for the acquisition is USD 4.6 bn.

"The swift, successful conclusion of the capital increase means that investors have expressed a real vote of confidence in our company and in the proposed transaction. We would like to thank them for their confidence," said Georg Denoke, CFO and member of the Linde AG Executive Board. "We will continue to implement our financing strategy, which is geared towards safeguarding liquidity and adopting a long-term approach, a strategy which is rewarded by the rating agencies. Our stable balance sheet structure will also provide us with every opportunity in future to maintain Linde’s profitable growth in the energy and environmental sectors as well as in the emerging markets."

The transaction was handled by a banking consortium led by Commerzbank AG, Deutsche Bank AG, and Morgan Stanley Bank AG as joint bookrunners.

This announcement does not contain or constitute an offer of, or the solicitation of an offer to buy or subscribe for, securities to any person in Australia, Canada, Japan, or the United States of America (the “United States”) or in any jurisdiction to whom or in which such offer or solicitation is unlawful. The securities referred to herein may not be offered or sold in the United States absent registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”) except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. Subject to certain exceptions, the securities referred to herein may not be offered or sold in Australia, Canada or Japan or to, or for the account or benefit of, any national, resident or citizen of Australia, Canada or Japan. The offer and sale of the securities referred to herein has not been and will not be registered under the Securities Act or under the applicable securities laws of Australia, Canada or Japan. There will be no public offer of the securities in the United States.

Operating profit: EBITDA including share of profit or loss from associates and joint ventures.
Return on capital employed based on the definition given on page 46 of the 2011 Financial Report.

The tender offer described herein has not yet commenced, and this material is neither an offer to purchase nor a solicitation of an offer to sell shares of Lincare Holdings Inc. common stock. At the time the tender offer is commenced, Linde will file a tender offer statement with the United States Securities and Exchange Commission (the “SEC”). Lincare Holdings Inc.  shareholders are strongly advised to read the tender offer documents that will be filed with the SEC because they will contain important information that Lincare Holdings Inc. shareholders should consider before tendering their shares. These documents will be available for free at the SEC’s website (http://www.sec.gov) and by directing a request to Linde AG, Klosterhofstraße 1, 80331 Munich, Germany.

The Linde Group is a world-leading gases and engineering company with around 50,500 employees in more than 100 countries worldwide. In the 2011 financial year, it generated revenue of EUR 13.787 bn. The strategy of The Linde Group is geared towards long-term profitable growth and focuses on the expansion of its international business with forward-looking products and services. Linde acts responsibly towards its shareholders, business partners, employees, society and the environment – in every one of its business areas, regions and locations across the globe. The Group is committed to technologies and products that unite the goals of customer value and sustainable development.

For more information, see The Linde Group online at http://www.linde.com.

Further information:
Media Uwe Wolfinger Telephone: +49.89.35757-1320 Matthias Dachwald Telephone: +49.89.35757-1333	Investor Relations Dr Dominik Heger Telephone: +49.89.35757-1334 Lisa Tilmann Telephone: +49.89.35757-1328